SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No. 8)*

BALDWIN PIANO & ORGAN CO.
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

058246109
-----------------------
(Cusip Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages

CUSIP No.	058246109		Page 2 of 4 Pages
----------------------------------------------------------------
1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
----------------------------------------------------------------
2.	Check the appropriate box if a member of a group*s
		(a)(   )
		(b)( X )
----------------------------------------------------------------
3.	SEC use only

----------------------------------------------------------------
4.	Citizenship or place of organization
	Massachusetts

----------------------------------------------------------------
          				5.	Sole Voting Power
     		  			       345,600
	Number of 				-----------------------------
	shares	    		6.	Shared Voting Power
	beneficially
	owned by			        0
	each	   			    	-----------------------------
	Reporting    		7.	Sole Dispositive Power
	person
	with		     	    		345,600
						-----------------------------
8.	Shared Dispositive Power
  	none
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

 	345,600
----------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
 	10.03%
----------------------------------------------------------------
12.	Type of Reporting person
	IA

Page 3 of 4 Pages 					Cusip #:058246109

SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:

	BALDWIN PIANO & ORGAN CO.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	422 Wards Corner Rd.
	Loveland, OH 45140-8390

ITEM 2(A):  NAME OF PERSON FILING:

	David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	One Memorial Drive
	Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

	See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment adviser, may be deemed the beneficial owner of 345,600 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 10.03%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages				Cusip #:058246109

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
NOT APPLICABLE

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

		Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

		Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: May 6, 1998
		Signature:  --//Leslie A. Meinhart//--
		Name/Title:  LESLIE A. MEINHART
		Compliance Manager